Exhibit 10.1
CREDIT AGREEMENT
Dated as of July 19, 2006
among
NEW HORIZONS WORLDWIDE, INC.,
as Borrower
THE LENDERS NAMED HEREIN
and
CAMDEN PARTNERS STRATEGIC III, LLC,
as Administrative Agent

i

Page
11.23 Waiver of Right to Trial by Jury	68
11.24 Purported Oral Amendments	68
11.25 Specially Designated Nationals and Blocked Persons	68

Exhibits
A	-	Assignment and Acceptance
B	-	Compliance Certificate
C		Note
D		Series B Certificate of Designation
E-1		Form of Series A Warrant
E-2		Form of Series B Warrant

Schedules

1.1	Lender Commitments/Pro Rata Shares
1.2A	Material Contracts
1.2B	Exclusions From Material Adverse Events
4.1	Compliance with Law
4.4	Subsidiaries
4.7A	Existing Liens, Negative Pledges and Rights of Others
4.7B	Location of Property
4.8	Intangible Assets; Restrictions on Use
4.10	Material Litigation
4.18	Hazardous Materials Matters
5.9	Use of Proceeds
6.4	Company Owned Locations
6.5	Existing Indebtedness
6.6	Existing Guaranties
6.7	Existing Loans, Advances, Investments
6.20	Locations of Chief Executive Offices and Assets

CREDIT AGREEMENT
Dated as of July 19, 2006
          This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into by and among NEW HORIZONS WORLDWIDE, INC., a Delaware corporation (“Borrower”), each lender whose name is set forth on the signature pages of this Agreement and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8 (each a “Lender” and collectively, “Lenders”), and CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article 1. DEFINITIONS AND ACCOUNTING TERMS
          1.1 Defined Terms.
          As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acceleration” shall have the meaning provided in Section 11.9.
     “Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by “chattel paper,” “documents” or “instruments” (as such terms are defined in the UCC)), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to such Person under all purchase orders and contracts for the sale of goods or the performance of services or both by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.
     “Acquired Person” means (a) any Person that is the subject of an Acquisition after the Closing Date and (b) any assets constituting a discrete business or operation unit that is the subject of an Acquisition after the Closing Date.
     “Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.
     “Adjusted EBITDA” means, with respect to any fiscal period, the sum of, without duplication, (a) EBITDA for such fiscal period, plus (b) to the extent deducted in determining Net Income for such fiscal period, non-cash charges of Borrower and its Subsidiaries during such fiscal period relating to Borrower’s and its Subsidiaries’ compliance with Financial Accounting Standards Board Statement No. 142, plus (c) to the extent deducted in determining Net Income for such fiscal period, non-cash charges recorded against earnings in Borrower’s and its Subsidiaries’ financial statements for such fiscal period with respect to the write-down of leasehold estates as a result of the sublease of such leasehold estates, plus (d) non-cash charges associated with stock options.
     “Administrative Agent” means Camden Partners Strategic III, LLC, or any successor Administrative Agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.
     “Advance” means any advance made or to be made by any Lender to Borrower as provided in Article 2.
     “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event (x) except as provided in clause (y) hereof, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person, and (y) notwithstanding anything herein to the contrary, neither Camden Partners nor Camden Partners Strategic Fund III-A, L.P. shall be deemed to be an Affiliate of Borrower.

     “Alkhaleej” shall mean Alkhaleej Training and Education Corporation, a company formed under the laws of the Kingdom of Saudi Arabia.
     “Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit A.
     “Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California or New York.
     “Borrowing” means a borrowing consisting of simultaneous Advances.
     “Camden Partners” means Camden Partners Strategic Fund III, L.P., a Delaware limited partnership, and Camden Partners Strategic Fund III-A, L.P. , a Delaware limited partnership.
     “Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time), recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.
     “Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.
     “Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.
     “Cash Balance Account” shall mean a deposit account of Borrower maintained with a financial institution acceptable to the Administrative Agent and which shall be subject to a Deposit Account Control Agreement in form and substance acceptable to the Administrative Agent.
     “Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:
          (a) Government Securities due within one year after the date of the making of the Investment;
          (b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year from the making of the Investment;

          (c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment
          (d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;
          (e) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;
           (f) readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year after the date of the making of the Investment;
          (g) “money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.), in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by Lender or a bank described in clauses (c) or (d) above; provided that (y) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (z) the aggregate amount of all such Investments does not exceed $15,000,000;
          (h) a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.); and
          (i) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America, or a participation interest therein; provided that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.), (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed $15,000,000.
     “Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.
     “Change in Control” means any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act), (b) Borrower shall fail to own, directly or indirectly 100% of the outstanding capital stock or other equity interests of any Subsidiary of Borrower (other than as a result of the Disposition of a Company Owned Location in a transaction permitted under Section 6.4 hereof) , (c) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, 20% or more of the capital stock or other equity interests of Borrower, (d) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24-month period were directors of Borrower (together with any new director whose election by Borrower’s Board of Directors or whose nomination for election by Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Borrower then in office or (e) any transaction or series of related transactions constituting a “change in control” or similar occurrence under documentation evidencing or governing Indebtedness of Borrower and/or any of its Subsidiaries of $100,000 or more, which gives the holder(s) of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred as a result of the consummation of the transactions which are the subject of the Preferred Stock Exchange Agreement or the issuance or exercise of the Warrants.

     “Closing Date” means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Lenders of the date that is the Closing Date.
     “Closing Date Lenders” means each of Camden Partners, Alkhaleej and any other lender party to this Agreement as of the Closing Date.
     “Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.
     “Collateral” means all of the collateral covered by the Collateral Documents.
     “Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, and any other security agreement, pledge agreement, deed of trust, mortgage, notice to or acknowledgment of a registrar or depositary institution, control agreement or other collateral security agreement executed and delivered by Borrower, any of its Subsidiaries or any other Person (and executed by any third party whose signature is necessary) to secure the Obligations.
     “Commitment” means, with respect to each Closing Date Lender, the commitment of such Lender to make an Advance to Borrower on the Closing Date. The amount of each Closing Date Lender’s Commitment is set forth on Schedule 1.1. The aggregate amount of the Closing Date Lenders’ Commitments is $4,000,000.
     “Company Owned Locations” means each place of business of Borrower or any of its Subsidiaries identified in Schedule 6.4 hereto.
     “Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by the chief financial officer of Borrower.
     “Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.
     “Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.
     “Default Rate” means twelve percent (12%) per annum.
     “Deposit Account Control Agreement” has the meaning set forth in the Security Agreement.

     “Detroit Franchisee” means M&J L.L.C., a Michigan limited liability company.
     “Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any Subsidiary other than (a) Cash, Cash Equivalents, Investments (other than Investments in a Subsidiary), Inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or any Subsidiary, (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or any Subsidiary, and (c) obsolete assets no longer useful in the business of Borrower or any Subsidiary, provided that the aggregate carrying value on the books of Borrower or such Subsidiary of all such obsolete assets which are sold, transferred or otherwise disposed of in any Fiscal Year is less than $150,000.
     “Distribution” means, with respect to any equity interest or Security issued by a Person, or any warrant or right to acquire any equity interest or Security of a Person, (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such equity interest or Security, (b) the declaration or (without duplication) payment by such person of any dividend in Cash or in Property (other than in Series A Stock, Series B Stock, common stock or common member interest, as the case may be, of such Person) on or with respect to any such equity interest or Security, (c) any Investment by such Person in the holder of any such equity interest or Security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such equity interest or Security.
     “Dollars” or “$” means United States of America dollars.
     “Domestic Subsidiary” means any Subsidiary of Borrower organized under the laws of the United States of America or any state thereof.
     “Earnout Payment” means any payment which is (a) required to be made by Borrower or any of its Subsidiaries in respect of any Acquisition and (b) based on the earnings or revenues of the related Acquired Person.
     “EBITDA” means, with respect to any fiscal period, the sum of (a) Net Income for that fiscal period, plus (b) any extraordinary or non-operating loss reflected in such Net Income, minus (c) any extraordinary or non-operating gain reflected in such Net Income, plus (d) Interest Expense of Borrower and its Subsidiaries for that fiscal period, plus (e) the aggregate income tax expense of Borrower and its Subsidiaries for that fiscal period (whether or not payable during that fiscal period), plus (f) depreciation and amortization expense of Borrower and its Subsidiaries for that fiscal period, plus (g) all other non-cash, extraordinary expenses of Borrower and its Subsidiaries for that fiscal period, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (d), (e), (f), and (g) only to the extent reflected in the determination of Net Income for that fiscal period.

     “Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $250,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $250,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities similar to the Facility and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee (other than an Affiliate of any Lender) must be organized under the Laws of the United States of America, any State thereof or the District of Columbia.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.
     “ERISA Affiliate” means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.
     “Event of Default” shall have the meaning provided in Section 9.1.
     “Facility” means the loan facility provided hereunder in respect of the aggregate Advances.
     “Fiscal Quarter” means the fiscal quarter of Borrower and its Subsidiaries ending on each March 31, June 30, September 30 and December 31.
     “Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on each December 31.
     “Foreign Subsidiary” means any Subsidiary of Borrower that is not a US Subsidiary.
     “Funded Debt” means, as of any date of determination, without duplication, the sum of (a) all principal Indebtedness of Borrower and its Subsidiaries for borrowed money (including Subordinated Obligations and any other subordinated indebtedness, debt Securities issued by Borrower or any of its Subsidiaries, and the aggregate principal Indebtedness outstanding under the Notes on that date) plus (b) the aggregate amount of the principal portion of all Capital Lease Obligations of Borrower and its Subsidiaries on that date plus (c) any Guaranty Obligations of Borrower and its Subsidiaries with respect to the Indebtedness of others of the types referred to in clauses (a) and (b) above on that date.
     “GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.
     “Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.
     “Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.
     “Guarantors” means, collectively, each Domestic Subsidiary of Borrower.
     “Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of Borrower and its Subsidiaries.
     “Hazardous Materials” means oil or petrochemical products, poly-chlorinated biphenyls, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including any substances considered “hazardous substances,” “hazardous wastes,” “hazardous materials,” “infectious wastes”, “pollutant substances”, “solid waste” or “toxic substances” under any Hazardous Materials Laws.
     “Hazardous Materials Laws” means all Laws pertaining to the treatment, transportation or disposal of Hazardous Materials on or about any Real Property owned or leased by Borrower or any Subsidiary thereof, or any portion thereof, including without limitation the following: the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) and the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, as amended (44 U.S.C. § 1801, et seq.), the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the California Health and Safety Code (Section 25100, et seq.), the California Water Code and the California Administrative Code, in each case as such Laws are amended from time to time.
     “Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms, and excluding deferred revenue and accrued liabilities), including any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under Interest Rate Protection Agreements.
     “Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks and patents.
     “Intercompany Notes” means, collectively, the intercompany promissory notes described in Section 5.12.
     “Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.
     “Interest Rate Protection Agreement” means a written agreement between Borrower and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.
     “Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all goods, merchandise and other personal property held for sale or lease by any such Person, or which is furnished by such Person under any contract of service or is held by such Person as raw materials, work or goods in process, materials and supplies of every nature used or consumed or to be used or consumed by such Person in the ordinary course of its business, whether now owned or hereafter acquired by such Person.
     “Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other Securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership, limited liability company and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.
     “Lender” means each Closing Date Lender and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8.
     “Lender’s Office” means, with respect to any Lender, such Lender’s address as set forth on the signature pages of this Agreement, or such other address as such Lender hereafter may designate by written notice to Borrower and the Administrative Agent.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance or lien of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, the Collateral Documents, the Stockholders’ Agreement, any Compliance Certificate and any other agreements of any type or nature hereafter executed and delivered by Borrower or any Subsidiary to the Administrative Agent or to any Lender in

any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.
     “Margin Stock” means “margin stock” as such term is defined in Regulation U.
     “Material Adverse Effect” means (a) any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) a material and adverse effect on the business or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (c) a material impairment of the ability of Borrower to perform the Obligations, or (d) a material impairment of the ability of the Obligors, taken as a whole, to perform their collective Obligations under the Loan Documents.
     “Material Adverse Event” means any event or set of circumstances which has had or would reasonably be expected to have any Material Adverse Effect. Notwithstanding the foregoing, none of the matters described in Schedule 1.2B hereof shall be deemed be a Material Adverse Event.
     “Material Contracts” means, collectively (a) the agreements identified on Schedule 1.2 attached hereto and (b) any other agreement that would, if terminated, materially adversely affect the condition, financial or otherwise of Borrower and its Subsidiaries, taken as a whole.
     “Maturity Date” means July 19, 2009.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.
     “Net Cash Issuance Proceeds” means, with respect to the issuance of any equity Security by Borrower or any Subsidiary of Borrower, the Cash proceeds received by or for the account of Borrower or such Subsidiary in consideration of such issuance net of (a) underwriting discounts and commissions actually paid to any Person not an Affiliate of Borrower and (b) professional fees and disbursements actually paid in connection therewith. Notwithstanding the foregoing, Net Cash Issuance Proceeds shall not include any Cash proceeds received from any Lender in connection with the private placement of any equity Security by Borrower or any Subsidiary of Borrower (including, without limitation, any Cash proceeds received from the issuance of shares of Borrower’s common stock as a result of the exercise of the Warrants).
     “Net Cash Sales Proceeds” means, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of Borrower and its Subsidiaries from such Disposition plus (b) the amount of Cash received by or for the account of Borrower and its Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Section 6.9 on the asset disposed of, (iii) any transfer, income or other taxes payable as a result of such

Disposition, (iv) professional fees and expenses, fees due to any Governmental Agency, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of Borrower attributable to such Disposition, and (v) any reserves established in accordance with GAAP in connection with such Disposition.
     “Net Income” means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.
     “Nonmaterial Subsidiary” means any Subsidiary (a) the net book value of whose assets is less than $500,000, and (b) which had gross revenues of less than $500,000 for the immediately preceding Fiscal Year (or determined on an annualized basis for the current Fiscal Year if such Subsidiary has not operated for an entire Fiscal Year).
     “Note” means any of the promissory notes made by Borrower to a Lender evidencing Advances by that Lender, substantially in the form of Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, renewed, extended or supplanted.
     “Obligations” means all present and future obligations of every kind or nature of any Obligor at any time and from time to time owed to the Lenders and the Administrative Agent, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any Obligor.
     “Obligors” means, collectively, Borrower and its Subsidiaries and, in each case where any of the foregoing is a partnership, each general partner thereof.
     “Opinions of Counsel” means the favorable written legal opinions of Calfee, Halter & Griswold, LLP, and Call, Jensen & Ferrell, special counsel to some or all of the Obligors, in form and substance satisfactory to Administrative Agent.
     “Party” means any Person other than Lenders and/or Administrative Agent, which now or hereafter is a party to any of the Loan Documents.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or to which Borrower contributes or has an obligation to contribute.
     “Permitted Encumbrances” means:

          (a) Inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;
          (b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;
          (c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;
          (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;
          (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;
          (f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;
          (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;
          (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;
          (i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to an impending risk of loss or forfeiture;
          (j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;
          (k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;
          (1) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
          (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;
          (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);
          (o) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;
          (p) Liens consisting of deposits of Property to secure statutory obligations of Borrower;
          (q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;
          (r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside and no material Property is subject to an impending risk of loss or forfeiture; and
          (s) Permitted Purchase Money Liens.
     “Permitted Purchase Money Liens” means purchase money Liens upon or in real property or equipment acquired or held by Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the outstanding Indebtedness secured by Permitted Purchase Money Liens, together with the amount of outstanding Indebtedness incurred with respect to Capital Lease Obligations, shall not at any time exceed the amount permitted under Section 6.5(e).
     “Permitted Rights of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or other encumbrance permitted pursuant to Section 6.9, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.
     “Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.
     “Pledge Agreement” means the pledge agreement to be executed and delivered pursuant to Article 8 by the Pledgors, either as originally executed or as it may from time to time be supplemented, modified, amended, restated, extended or supplanted.
     “Pledged Collateral” means the certificates evidencing (a) all of the equity interests now or hereafter held by Borrower and its Domestic Subsidiaries in all Subsidiaries of Borrower and (b) the Intercompany Notes; provided, however, that the Pledged Collateral shall not include (x) more than 66% of the equity interests of any Foreign Subsidiary, or (y) any Intercompany Note payable to a Foreign Subsidiary.
     “Pledgors” means, collectively, Borrower and all of its Domestic Subsidiaries that have any ownership interest in any other Subsidiary or are the payee of an Intercompany Note.
     “Preferred Stock Exchange Agreement” means that certain Preferred Stock Exchange Agreement dated as of July 19, 2006, by and among Borrower and each of Camden Partners.
     “Projections” means the projections of Borrower and its Subsidiaries delivered to Administrative Agent pursuant to Section 8.1(a)(12) hereof.

     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of a fraction the numerator of which is the outstanding amount of such Lender’s Advances under the Facility, and the denominator of which is the aggregate Advances outstanding under the Facility at such time.
     “Quarterly Payment Date” means each March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2006.
     “Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by Borrower or any Subsidiary.
     “Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.
     “Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.
     “Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Requisite Lenders” means at any time Lenders owed or holding in the aggregate more than 50% of the then aggregate unpaid principal amount of the Advances; provided, however, that for purposes of declaring (a) the existence of an Event of Default and (b) all or any part of the amounts payable under the Loan Documents to be due and payable following an Event of Default, “Requisite Lenders” shall mean at any time Lenders owed or holding in the aggregate more than 80% of the then aggregate unpaid principal amount of the Advances.
     “Responsible Official” means, as to any Person, (a) any Senior Officer of such Person and (b) any other responsible official of such Person so designated in a written notice thereof from a Senior Officer of such Person to the Administrative Agent, on behalf of the Lenders. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any Subsidiary as having been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of Borrower or such Subsidiary.
     “Rich” means George S. Rich.
     “Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.
     “Rolling Period” means any period of four consecutive Fiscal Quarters of Borrower and its Subsidiaries.
     “Security” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, limited partnership interest, member interest, or any warrant, option or other right to purchase or acquire any of the foregoing.
     “Security Agreement” means the security agreement to be executed and delivered pursuant to Article 8 by the Borrower and its Subsidiaries, either as originally executed or as it may from time to time be supplemented, modified, amended, restated, extended or supplanted.
     “Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or (e) the treasurer, in each case of any Person.
     “Series A Stock” means 1,638,398 shares of Borrower’s Series A Convertible Preferred Stock issued pursuant to the terms of that certain Series A Stock Purchase Agreement.
     “Series A Stock Purchase Agreement” means that certain Series A Stock Purchase Agreement dated as of February 7, 2005, by and among Borrower and each of the “Investors” referred to therein.
     “Series A Warrants” means warrants to purchase in the aggregate 2,000,000 shares of Borrower’s common stock, each of which shall be in the form of Exhibit E-1 attached hereto and incorporated herein.
     “Series B Certificate of Designation” means the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of New Horizons Worldwide, Inc. dated July 19, 2006, a copy of which is attached hereto as Exhibit D and incorporated herein.
     “Series B Stock” means 174,693 shares of Borrower’s Series B Convertible Preferred Stock issued pursuant to the Preferred Stock Exchange Agreement, the terms of which are further described in the Series B Certificate of Designation.
     “Series B Warrants” means warrants to purchase in the aggregate 666,667 shares of Borrower’s common stock, each of which shall be in the form of Exhibit E-2 attached hereto and incorporated herein.

     “Solvent” means, as of any date of determination, and as to any Person, that on such date: (a) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; and (b) such Person is generally paying its debts as they become due. For purposes of the foregoing, the term “debts” includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.
     “Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement dated February 7, 2005, by and among Borrower and the stockholders listed on Exhibit B thereto, either as originally executed or as it may from time to time be supplemented, modified, amended, restated, extended or supplanted.
     “Subordinated Obligations” means, as of any date of determination (without duplication), any Indebtedness of Borrower or any Subsidiary on that date which has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Administrative Agent and the Requisite Lenders and contains such other protective terms with respect to senior debt (such as payment blockage) as the Administrative Agent and the Requisite Lenders may reasonably require.
     “Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries. Any reference to a “Subsidiary” or “Subsidiaries” shall, unless otherwise provided, be deemed to be a reference to a Subsidiary (or Subsidiaries, as the case may be) of Borrower.
     “Subsidiary Guaranty” means the continuing guaranty of the Obligations to be executed and delivered pursuant to Article 8 by the Guarantors, either as originally executed or as it may from time to time be supplemented, modified, amended, restated, extended or supplanted.
     “Termination Date” means the date on which the Advances and all other Obligations under this Agreement and the other Loan Documents are indefeasibly paid in full, in Cash, and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement or any of the other Loan Documents.
     “to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).
     “UCC” means the Uniform Commercial Code as the same may from time to time be enacted and in effect in the State of California; provided that, in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
     “Warrants” means, collectively, the Series A Warrants and the Series B Warrants.
     “Warrant Shares” means shares of Borrower’s common stock purchased pursuant to the terms of the Warrants.
          1.2 Use of Defined Terms.
          Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.
          1.3 Accounting Terms; Covenant Calculations.
          All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenant contained in Section 6.16 would then be calculated in a different manner or with different components, (i) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Administrative Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change.
          1.4 Rounding.
          Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
          1.5 Exhibits and Schedules.
          All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
          1.6 References to “Borrower and its Subsidiaries”.
          Any reference herein to “Borrower and its Subsidiaries” or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.
          1.7 Miscellaneous Terms.
          The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.
Article 2. ADVANCES
          2.1 Advances.
          (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date each Closing Date Lender severally agrees to make a single Advance to Borrower under the Facility in the amount of such Lender’s Commitment. Advances which are prepaid may not be reborrowed.
          (b) The Advance made by each Lender under its Commitment shall be evidenced by that Lender’s Note.
          (c) The Administrative Agent, on behalf of the Lenders, is hereby authorized to make Borrowings available to Borrower upon fulfillment of the applicable conditions set forth in Article 8. Upon fulfillment of such applicable conditions, the proceeds of Borrowings shall either be sent by wire transfer to a designated deposit account of Borrower or remitted directly to one or more third parties, as directed by Borrower and approved by the Administrative Agent.
          2.2 Collateral.
          Except as otherwise provided in this Section 2.2, the Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.9) perfected Lien on the Collateral pursuant to the Collateral Documents, which Collateral shall consist of substantially all of Borrower’s and its Domestic Subsidiaries’ property including Accounts, documents, general intangibles, instruments, chattel paper, deposit accounts, equipment, inventory, investment property (including, without limitation, equity interests in Subsidiaries of Borrower), letter-of-

credit rights, commercial tort claims and proceeds of all of the foregoing, as further set forth in the Collateral Documents. Notwithstanding the foregoing, the Collateral shall not include any of the properties or assets of any Foreign Subsidiary, or more than 66% of the issued and outstanding equity interests of any Foreign Subsidiary.
Article 3. PAYMENTS AND FEES
          3.1 Principal and Interest.
          (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws as provided in Section 3.3.
          (b) Interest accrued on each Advance shall be due and payable on each Quarterly Payment Date. Except as otherwise provided in Section 3.3, the unpaid principal amount of any Advance shall bear interest at the rate of ten percent (10%) per annum.
          (c) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable on the Maturity Date.
          (d) The principal Indebtedness evidenced by the Notes shall be prepaid on or before the third Banking Day following the receipt by Borrower or any Subsidiary of: (i) 100% of Net Cash Sales Proceeds, to the extent thereof; and (ii) 50% of Net Cash Issuance Proceeds, to the extent thereof; provided, however, that no such prepayment under clause (i) above shall be required with respect to the Disposition of any Company Owned Location which is permissible under Section 6.4 hereof.
          (e) The principal Indebtedness evidenced by the Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this subsection, (i) any partial prepayment shall be not less than $100,000 and shall be an integral multiple of $100,000, and (ii) the Administrative Agent and the Lenders shall have received written notice of any prepayment by 10:00 a.m. California time on the date that is the not less than three (3) Banking Days prior to the date of prepayment, which notice shall identify the date and amount of the prepayment.

          3.2 [Intentionally Omitted]
          3.3 Late Payments and Default Rate.
          Subject to the last sentence of this Section 3.3, if any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at the Default Rate, to the fullest extent permitted by Law. While any Event of Default exists or after acceleration, at the option of the Requisite Lenders and subject to the last sentence of this Section 3.3, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the principal amount of all outstanding Obligations, at the Default Rate, to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws. Administrative Agent shall provide notice to Borrower of the imposition of the Default Rate pursuant to this Agreement, provided that imposition of the Default Rate in each case shall be effective as of the date of the Event of Default or other event giving rise to such imposition, unless otherwise indicated in such notice.
          3.4 Computation of Interest and Fees.
          Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Advance for the day on which the Advance is made; interest shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid. Any Advance that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything to the contrary contained herein or in the Notes, the total liability for payments in the nature of interest shall not exceed the limits imposed by applicable laws, if any, relating to limitations upon interest. If any payments in the nature of interest made under this Agreement or the Notes would exceed the limits imposed by such laws, then it is agreed that any such excess shall be deemed payment of principal and the indebtedness evidenced hereby and thereby shall be reduced by such amount so that the total liability for payments in the nature of interest, shall not exceed the limits imposed by such laws. In determining whether or not payments in the nature of interest exceed the limits imposed by applicable laws, Borrower agrees that Administrative Agent may, to the maximum extent permitted under applicable law: (i) re-characterize non-principal payments as sums that are not considered interest for the purposes of such laws, including without limitation, reimbursement of expenses, late charges, and default interest; and (ii) spread or re-allocate the total amount of payments in the nature of interest due hereunder and/or under the Notes, including those previously made and those thereafter due, over the entire term of the obligation so that the interest rate is deemed to have been uniform throughout the entire term.
          3.5 Non-Banking Days.
          If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.
          3.6 Manner and Treatment of Payments.
          (a) Each payment hereunder or on the Notes or under any other Loan Document shall be made, as applicable, to the Administrative Agent at the Administrative Agent’s Office or to the applicable Lender at such Lender’s Office, in immediately available funds not later than 11:00 a.m. California time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. All payments shall be made in lawful money of the United States of America.
          (b) Except as otherwise provided in Section 11.10(b) hereof, each payment or prepayment on account of the Advances, regardless of when and how made, shall be made pro rata to each Lender according to the outstanding amount of Advances made by such Lender.
          (c) Each Lender shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to its Note and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s obligation to pay the Obligations.
          (d) Each payment of any amount payable by Borrower or any other Party to the Administrative Agent or any Lender under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by its overall net income and franchise taxes imposed in lieu of net income taxes by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business” (all such non-excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (1) make such deduction or withholding and pay the same to the relevant Governmental Agency and (2) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.
          (e) Each Lender agrees to promptly notify the Administrative Agent in writing if any payment to which it is entitled hereunder, under its Note or under any other Loan Document has not been made when due.

          3.7 Failure to Charge Not Subsequent Waiver.
          Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.3), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest arising under Section 3.3), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.
          3.8 [Intentionally Omitted]
          3.9 Fee Determination Detail.
          The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.
Article 4. REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants to the Administrative Agent and each of the Lenders that:
          4.1 Existence and Qualification; Power; Compliance With Laws.
          Borrower is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Borrower is duly qualified or registered to transact business and is in good standing in the State of California, and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Event. Borrower, has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive offices of Borrower are located in Anaheim, California. All outstanding capital stock of Borrower is duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities or other Laws. Except as disclosed in Schedule 4.1 attached hereto and incorporated herein, Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply with Laws and other legal requirements applicable to its business, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Event.

          4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations.
          The execution, delivery and performance by Borrower and the other Obligors of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate or company action, as applicable, and do not and will not:
          (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, member, security holder or creditor of such Party;
          (b) Violate or conflict with any provision of such Party’s charter, articles of incorporation, bylaws, articles or certificate of organization, operating agreement, or other organizational documents, as applicable;
          (c) Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;
          (d) Violate any Requirement of Law applicable to such Party;
          (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;
and, except as disclosed in Schedule 4.1 attached hereto and incorporated herein, such Party is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Event.
          4.3 No Governmental Approvals Required.
          Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower or any other Obligor of the Loan Documents to which it is a Party.
          4.4 Subsidiaries.
          (a) Schedule 4.4 hereto correctly sets forth, as of the Closing Date, the names, form of legal entity, number of shares of capital stock or membership or other equity interests, as applicable, issued and outstanding, and number of shares of capital stock or membership or other equity interests, as applicable, owned by Borrower or any Subsidiary of Borrower (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrower. Except as described in Schedule 4.4, Borrower does not own, as of the Closing Date, any capital stock, membership interest, other equity interest or debt security which is convertible, or exchangeable, for capital stock, membership interests or other equity interests in any Person. As of the Closing Date, unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, all of the outstanding membership interests or all of the units of other equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares, membership interests or other equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Encumbrances and other encumbrances permitted pursuant to Section 6.9.
          (b) Each Subsidiary is a legal entity of the type described in Schedule 4.4 duly formed, validly existing and, if such concept is legally recognized in such Subsidiary’s jurisdiction of organization, in “good standing” under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and, if such concept is legally recognized in any applicable jurisdiction, is in “good standing” as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Event), and has all requisite power and authority to conduct its business and to own and lease its Properties.
          (c) Each Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Event.

          4.5 Financial Statements. To the best knowledge and belief of the Senior Officers of Borrower, the draft financial statements of Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2004 (dated June 1, 2006, together with additional net income adjustment information provided July 5, 2006), and December 31, 2005 (dated June 1, 2006), and for the five months ending May 31, 2006 (provided July 5, 2006), copies of which have heretofore been provided to Administrative Agent and the Lenders, are true and complete, fairly present the financial condition of Borrower and its Subsidiaries as at such dates and the results of their operations for the periods then ended and were prepared in accordance with GAAP; provided, however, that the balance sheet as of December 31, 2004 and the above-referenced draft financial statements of Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2005, and for the five months ending May 31, 2006, shall be subject to audit adjustments which individually or in the aggregate could be material.
          4.6 No Other Liabilities; No Material Adverse Changes.
          Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the balance sheet included in the financial statements described in Section 4.5(b), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such balance sheet. Except as disclosed to Administrative Agent prior to the Closing Date, no circumstance or event has occurred, as of the Closing Date, that constitutes a Material Adverse Event since April 30, 2006.
          4.7 Title to and Location of Property.
          Borrower and its Subsidiaries have valid title to the Property (other than assets which are the subject of a Capital Lease Obligation) reflected in the balance sheet included in the financial statements described in Section 4.5(b), other than items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business (or otherwise disposed of in a manner permitted by this Agreement). Such Property is free and clear of all Liens and Rights of Others, other than Liens or Rights of Others described in Schedule 4.7A and Permitted Encumbrances, other encumbrances permitted pursuant to Section 6.9, and Permitted Rights of Others. All Property of Borrower and its Subsidiaries is located at one of the locations described in Schedule 4.7B or at such other locations within the United States of America as Borrower and/or its Subsidiaries, subsequent to the Closing Date, shall move such Property (other than deposit (whether a demand, time, savings, passbook or similar account) and investment accounts) and shall have notified Administrative Agent in writing prior to any such move. Schedule 4.7B sets forth (a) all office, warehouse and manufacturing and other space of Borrower and its Subsidiaries where any Property of Borrower or any of its Subsidiaries is located and (b) all deposit (whether a demand, time, savings, passbook or similar account) and investment accounts of Borrower and its Subsidiaries, identifying such account by account number, type, location of depositary institution and applicable owner thereof.

          4.8 Intangible Assets.
          Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Event. Except as described in Schedule 4.8, in the enforcement of its rights as a secured creditor, the Administrative Agent (or any applicable Lender) will not be required to own or otherwise possess the right to use any patent, trademark or other intellectual property, or any license to use the same, in order to sell any Inventory of Borrower or any of its Subsidiaries after the occurrence of an Event of Default. Schedule 4.8 sets forth all patents, patent applications, trademarks, trade names and trade styles used by Borrower or any of its Subsidiaries at any time within the five (5) year period ending on the Closing Date.
          4.9 Public Utility Holding Company Act.
          None of Borrower or any of the other Obligors is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or, as the case may be, the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., as amended.
          4.10 Litigation.
          Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries which could not reasonably be expected to have a Material Adverse Effect, (c) matters of an administrative nature not involving a claim or charge against Borrower or any Subsidiary of Borrower and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency. None of Borrower, its Subsidiaries, or, to the best knowledge of Borrower, any executive officer of any such Persons has been indicted or convicted in connection with or is engaging in any criminal conduct which constitutes a felony, or is currently subject to any lawsuit or proceeding or, to the best of Borrower’s knowledge, under investigation in connection with any anti-racketeering or criminal conduct or activity which constitutes a felony.
          4.11 Binding Obligations.
          Each of the Loan Documents to which Borrower and any of the other Obligors is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.
          4.12 No Default.
          No event has occurred and is continuing that is a Default or Event of Default.
          4.13 ERISA.
          (a) With respect to each Pension Plan:
               (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;
               (ii) such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;
               (iii) no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that could reasonably be expected to have a Material Adverse Effect; and
               (iv) neither Borrower nor any of the other Obligors has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.
          (b) Neither Borrower nor any of the other Obligors have incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.
          4.14 Regulation U; Investment Company Act.
          No part of the proceeds of any Advance hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. Neither Borrower nor any of the other Obligors is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          4.15 Disclosure.
          No written statement made by a Senior Officer of Borrower to the Administrative Agent or any Lender pursuant to this Agreement, or in connection with any Advance, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

          4.16 Tax Liability.
          Borrower and the other Obligors have filed all tax returns which are required to be filed (other than such tax returns as pertain to immaterial taxes and with respect to which (a) Borrower and/or the other Obligors have inadvertently neglected to file such returns and (b) no material Property of Borrower or any Subsidiary is at impending risk of being seized, levied upon or forfeited), and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any Subsidiary is at impending risk of being seized, levied upon or forfeited.
          4.17 Projections.
          To the best knowledge of the Senior Officers of Borrower (a) as of the date of the preparation of the Projections, the assumptions set forth therein were reasonable and consistent with each other and with all facts known to Borrower, and the Projections were reasonably based on such assumptions, and (b) nothing has occurred since the date the Projections were prepared which would make the representations and warranties made in clause (a) hereof untrue in any material respect if made as of the Closing Date and with the assumption that such Projections were prepared on such date. Nothing in this Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.
          4.18 Hazardous Materials.
          Except as described in Schedule 4.18, (a) neither Borrower nor any of the other Obligors at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Event, (b) no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Event, (c) no Real Property or any portion thereof is or has been utilized by Borrower or any Subsidiary as a site for the manufacture of any Hazardous Materials except any such usage that would not individually or in the aggregate constitute a Material Adverse Event and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any Subsidiary on any Real Property, or transported to or from such Real Property by Borrower, or any Subsidiary, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.
          4.19 Security Interests.
          Upon the execution and delivery of the Security Agreement, the Security Agreement will create a valid security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.9 and to such qualifications and exceptions as are contained in the UCC with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the UCC does not apply) and all actions necessary to perfect the security interests so created, other than filing of the UCC-1 financing statements delivered to the Administrative Agent pursuant to Section 8.1 with the appropriate Governmental Agency, have been taken and completed. Upon the execution and delivery of any Deposit Account Control Agreement by the depositary institution party thereto and the Borrower or any applicable Subsidiary, such Deposit Account Control Agreement will create a valid security interest in the Collateral described therein (subject only to Liens permitted by the terms of such Deposit Account Control Agreement and Liens permitted by Section 6.9) securing the Obligations and all actions necessary to perfect the security interests so created will have been taken and completed. Upon the execution and delivery of the Pledge Agreement, the Pledge Agreement will create a valid security interest in the Pledged Collateral described therein and all action necessary to perfect the security interest so created as a first priority security interest will have been taken and completed.
          4.20 Employee Matters.
          There is no strike, work stoppage or labor dispute with any union or group of employees pending or, to the best knowledge of Borrower overtly threatened involving Borrower or any Subsidiary that would constitute a Material Adverse Event.
          4.21 Fiscal Year.
          Borrower and its Subsidiaries each operate on a fiscal year ending on December 31.
          4.22 Solvency.
          After giving effect to this Agreement and the other Loan Documents (including after giving effect to Advances under this Agreement as of the Closing Date), Borrower and its Subsidiaries, taken as a whole, shall be Solvent.
Article 5. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)
          So long as any portion of any Advance remains unpaid, or any other Obligation remains unpaid, Borrower shall, and shall cause each of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:
          5.1 Payment of Taxes and Other Potential Liens.
          Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or

(b) any immaterial tax so long as no material Property of Borrower or any Subsidiary thereof is at impending risk of being seized, levied upon or forfeited.
          5.2 Preservation of Existence.
          Preserve and maintain their respective existences (except as permitted by this Section 5.2 or Section 6.3 hereof) in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Event. Notwithstanding the foregoing, any Subsidiary of Borrower whose only assets were at a Company Owned Location which was the subject of a Disposition and which has no remaining assets, liabilities or continuing operations may liquidate, dissolve or merge into Borrower or another of Borrower’s Subsidiaries; provided, however, that no Domestic Subsidiary may dissolve or merge into a Foreign Subsidiary.
          5.3 Maintenance of Properties.
          Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except (i) that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrower or any of its Subsidiaries, shall not constitute a violation of this covenant, and (ii) this covenant shall not be construed to prohibit any Disposition of assets otherwise permitted pursuant to Section 6.4.
          5.4 Maintenance of Insurance.
          (a) Maintain insurance on all insurable tangible Property against fire, casualty and such other hazards (including extended coverage and workmen’s compensation) in such amounts, with such deductibles and with such insurers (rated “B” or better by “A.M. Best’s Insurance Reports”) as are customarily used by companies operating in the same industry as Borrower and its Subsidiaries and reasonably acceptable to the Administrative Agent. Borrower shall furnish the Administrative Agent with a schedule of all such insurance prepared by their insurance broker, and certificates of insurance with respect thereto (including the text of the lender’s loss payable clause in favor of the Administrative Agent required below), or such other evidence of insurance as the Administrative Agent may require within thirty (30) days after the Closing Date. Borrower shall furnish the Administrative Agent with a copy of each applicable policy within thirty (30) days after the Closing Date. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, the Administrative Agent may do so for Borrower but Borrower shall continue to be liable for the same. All casualty insurance policies shall contain standard lender’s loss payable clauses issued in favor of the Administrative Agent (on behalf of the Lenders) indicating that the Administrative Agent is sole lender loss payee, under which all losses thereunder shall be paid to the Administrative Agent (on behalf of the Lenders) as the Administrative Agent’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to the Administrative Agent and shall insure the Administrative Agent notwithstanding the act or neglect of Borrower or any of its Subsidiaries. Borrower hereby appoints the Administrative Agent as its attorney-in-fact, exercisable at the Administrative Agent’s option only during the occurrence and continuance of a Default or an Event of Default, and only to the extent the Obligations are outstanding, to endorse any check which may be payable to Borrower and to file proofs of loss with respect to any insurance claims, in order to collect the proceeds of such insurance and any amount or amounts collected by the Administrative Agent pursuant to the provisions of this paragraph may be applied by the Administrative Agent to the Obligations. Borrower further covenants that all insurance premiums due and owing under its current casualty policies have been paid. Borrower also agrees to notify the Administrative Agent, promptly, upon any receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.
          (b) Maintain, and deliver to the Administrative Agent upon the Administrative Agent’s request evidence of, public liability, products liability and business interruption insurance in such amounts as are reasonably acceptable to the Administrative Agent, but in any event not more than are customary for companies in the same or similar businesses located in the same or similar area. The Administrative Agent (on behalf of the Lenders) shall be named as additional insured with respect to all such liability insurance. The foregoing insurance shall be obtained from such insurers (rated “A” or better by “A.M. Best’s Insurance Reports”) as are customarily used by companies operating in the same industry as Borrower and its Subsidiaries and reasonably acceptable to the Administrative Agent.
          5.5 Compliance With Laws.
          Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Event, except for matters disclosed in Schedule 4.1 attached hereto and incorporated herein, and except that that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.
          5.6 Inspection Rights.
          Upon reasonable notice, at any time during regular business hours and, as requested by the Administrative Agent (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) permit the Administrative Agent, or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of Borrower and its Subsidiaries (including any software or CD Rom programs relating thereto), and to visit and inspect the Properties of Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower. If any of the Properties, books or records of Borrower or any of its Subsidiaries are in the possession of a third party, Borrower authorizes that third party to permit the Administrative Agent or any Lender or any agents thereof to have access to perform inspections or audits and to respond to the Administrative Agent’s or any Lender’s request for information concerning such Properties, books and records. Notwithstanding the foregoing, no prior notice of any such examination, audit, visit, inspection or discussion shall be required if an Event of Default has occurred and remains in effect or if the Administrative Agent has reason to believe that a Default or Event of Default then exists.
          5.7 Keeping of Records and Books of Account.
          Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrowers and its Subsidiaries.
          5.8 Compliance With Agreements.
          Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or (c) if the failure to comply does not constitute a Material Adverse Event.
          5.9 Use of Proceeds.
          Use the proceeds of the Advances in accordance with the provisions of the Schedule 5.9.
          5.10 Hazardous Materials Laws.
          Keep and maintain all Real Property and each portion thereof in compliance in all respects with all applicable Hazardous Materials Laws (except such noncompliance that would not individually or in the aggregate constitute a Material Adverse Event) and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower or any Subsidiary relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

          5.11 Future Subsidiaries; Additional Security Documentation.
          (a) Cause each Domestic Subsidiary formed or acquired by Borrower or any Domestic Subsidiary of Borrower after the Closing Date to execute and deliver to the Administrative Agent (i) an appropriate joinder to the Subsidiary Guaranty, the Security Agreement and/or the Pledge Agreement, (ii) such landlord/mortgagee waivers as the Administrative Agent shall reasonably request and (iii) such other agreements, financing statements and other documents (including those of the type described in Section 8.1(a)(9), together with an opinion of counsel from counsel and in form and substance reasonably acceptable to the Administrative Agent, and
          (b) pledge to the Administrative Agent pursuant to the Pledge Agreement all of the capital stock or other equity interests of any Subsidiary formed or acquired after the Closing Date; provided, however, that not more than 66% of the capital stock or other equity interests of any Foreign Subsidiary shall be required to be pledged pursuant to the provisions hereof. In addition to the foregoing, Borrower and its Subsidiaries shall cause such documents and instruments as may be reasonably requested by the Administrative Agent from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for the Administrative Agent to obtain a fully perfected first priority Lien on all Collateral, subject to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.9.
          5.12 Intercompany Debt.
          Maintain accurate and complete records regarding the Indebtedness of Borrower’s Subsidiaries and Affiliates to Borrower (or to any Subsidiary of Borrower), cause each Subsidiary and Affiliate of Borrower to deliver promptly to Administrative Agent each promissory note now existing or hereafter created which evidences any Indebtedness of such Subsidiary or Affiliate to Borrower (or to any Subsidiary of Borrower), and cause each payee of each such promissory note which is a Domestic Subsidiary to deliver the same to the Administrative Agent, with an endorsement in blank, as Pledged Collateral.
          5.13 Authorized Shares.
          At all times maintain such authorized but unissued shares of Borrower’s common stock as may be necessary to permit the Closing Date Lenders to acquire all of the Warrant Shares.
Article 6. NEGATIVE COVENANTS
          So long as any portion of any Advance remains unpaid, or any other Obligation remains unpaid, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 11.2, all of the Lenders) otherwise consents:

          6.1 Prepayment of Indebtedness.
          Prepay any principal or interest on any Indebtedness of Borrower or any Subsidiary prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any Indebtedness of Borrower or any Subsidiary prior to the date when due, except (a) Indebtedness to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, and (b) Indebtedness to other Persons the prepayment of which is approved in advance by the Requisite Lenders in writing.
          6.2 Prepayment of Subordinated Obligations.
          Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem any Subordinated Obligation or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation or (b) scheduled interest on any Subordinated Obligation if the payment thereof is then prohibited under the terms of the subordination provisions governing such Subordinated Obligation.
          6.3 Merger, Consolidation.
          Merge into or consolidate with any other entity, nor acquire all or substantially all of the assets of any other entity, except mergers and consolidations of a Subsidiary of Borrower into Borrower (with Borrower as the surviving entity), or of domestic wholly-owned Subsidiaries with each other, provided that (a) no Default or Event of Default then exists or would result therefrom and (b) any such “surviving” entity shall have executed such amendments to the Loan Documents, if any, as the Administrative Agent may reasonably determine are appropriate as a result of such merger.
          6.4 Dispositions.
          Make any Disposition of its Property, whether now owned or hereafter acquired, except for (a) Dispositions of Company Owned Locations, and (b) other Dispositions (i) during the period from the Closing Date through December 31, 2006, in an aggregate amount not to exceed $250,000, (ii) during any Fiscal Year commencing after the Closing Date in an aggregate amount not to exceed $500,000, or (iii) which are made with the approval of the Board of Directors of Borrower; provided that in each case (x) at the time of any such Disposition, no Default or Event of Default shall exist or shall result from such Disposition, and (y) Borrower shall comply with Section 3.1(d) in connection with any such Disposition; provided further that if any Property consisting of computers, desks, chairs or other tangible office equipment is lost or destroyed or taken by condemnation such event shall not qualify as a “Disposition” for purposes of the dollar limit set forth in this Section 6.4 and Borrower shall be not be required to comply with Section 3.1(d) with respect to any such event if (1) no Event of Default has occurred and is continuing, (2) the proceeds received by Borrower and/or its applicable Subsidiaries with respect to such any such item of Property shall be in an amount sufficient to purchase another asset performing the same or similar function of substantially similar quality, and (3) any such item is replaced within 90 days from such disposition with another asset performing the same or a similar function and of substantially similar quality.
          6.5 Other Indebtedness.
          Create, incur, assume or permit to exist any Indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the Obligations, (b) Indebtedness owed to Borrower or any of its Subsidiaries, subject to the limitations on such Indebtedness set forth in Section 6.7(b), (c) Indebtedness existing on the Closing Date and disclosed in Schedule 6.5, and refinancings, renewals, extensions or amendments that do not increase the amount thereof, (d) Indebtedness which arises from Earnout Payments provided such Earnout Payments are treated as Subordinated Obligations, and (e) Indebtedness secured by Permitted Purchase Money Liens and/or Indebtedness incurred with respect to Capital Lease Obligations (as determined by GAAP) in an aggregate amount not to exceed $250,000 at any time outstanding.
          6.6 Guaranties.
          Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, any liabilities or obligations of any other Person, except (a) any of the foregoing existing on the Closing Date and disclosed on Schedule 6.6, (b) any of the foregoing in favor of the Administrative Agent (on behalf of the Lenders), (c) endorsements for collection or deposit in the ordinary course of business, (d) under surety bonds for an amount not in excess of $300,000 per surety bond, (e) Interest Rate Protection Agreements approved by the Administrative Agent, and (f) contingent obligations with respect to the minimum aggregate license fees to the extent of $15,000,000 as payable pursuant to Exhibit C of the Content License and Distribution Agreement between New Horizons Computer Learning Centers, Inc. and Element K LLC.
          6.7 Loans, Advances, Investments, Acquisitions.
          Make any loans or advances to or Investments in any Person, or any Acquisitions, except (a) any of the foregoing existing as of the Closing Date and disclosed on Schedule 6.7, (b) extensions of credit by Borrower or New Horizons Education Corporation, a Delaware corporation, to Subsidiaries of Borrower, provided that the provisions of Section 5.12 are complied with respect to each such extension of credit, (c) Investments in Cash Equivalents, (d) Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes provided that the aggregate amount of such Investments does not exceed $500,000 at any time outstanding. Without limitation of the foregoing, in no event shall the aggregate amount of all loans and advances made by Borrower or any of its Subsidiaries to, plus the amount of any other Investments made by Borrower and its Subsidiaries in, Foreign Subsidiaries at any time exceed $200,000.

          6.8 Distributions.
          Declare or pay or make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall be permitted to make Distributions payable pursuant to Section 3 of the Series B Certificate of Designation, subject to legal limitations, if any.
          6.9 Pledge of Assets.
          Mortgage, pledge, grant or permit to exist a Lien upon all or any portion of Borrower’s or any of its Subsidiaries’ assets now owned or hereafter acquired, except (a) any of the foregoing in favor of the Administrative Agent (on behalf of the Lenders), (b) any of the foregoing which is existing as of the Closing Date and which is disclosed on Schedule 4.7A and any renewals/extensions or amendments thereof, provided that the obligations secured or benefited thereby are not increased, and (c) Permitted Encumbrances.
          6.10 Hostile Tender Offers.
          Make any offer to purchase or acquire, or consummate a purchase or acquisition of, five percent (5%) or more of the voting interest in any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower that it opposes such offer or purchase and such notice has not been withdrawn or superseded.
          6.11 ERISA.
          (a) At any time, permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to have a Material Adverse Effect, or
          (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to have a Material Adverse Effect.
          6.12 Change in Nature of Business.
          Make any change in the nature of the business of Borrower and the other Obligors as at present conducted.
          6.13 Transactions with Affiliates.
          Enter into any transaction of any kind with any Affiliate of Borrower other than (without duplication): (a) salary, bonus, employee stock option and other compensation arrangements with directors or officers in the ordinary course of business, and (b) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power. For purposes of this Section 6.13, Domestic Subsidiaries of Borrower shall not be deemed to be Affiliates of Borrower.
          6.14 [Intentionally Omitted]
          6.15 [Intentionally Omitted]
          6.16 Minimum Adjusted EBITDA.
          Permit Adjusted EBITDA, as of the last day of the fiscal periods set forth below, to be less than the amount set forth opposite such fiscal period during:

Fiscal Period	Minimum Amount
January 1, 2007, through June 30, 2007	$500,000
July 1, 2007, through December 31, 2007	$1,000,000
For each Fiscal Quarter thereafter	$750,000
          6.17 Cash Balance Account.
          Fail at any time to maintain (a) the Cash Balance Account, (b) a Deposit Account Control Agreement with respect thereto, or (c) a cash balance therein of at least Two Hundred Fifty Thousand Dollars ($250,000).
          6.18 Capital Expenditures.
          Make any investment in fixed assets in any Fiscal Year in excess of an aggregate of $1,000,000 per Fiscal Year; provided that the following shall be excluded for purposes of compliance with this Section 6.18: expenditures which are made in connection with the replacement or restoration of assets to the extent financed (to the extent such financing is permitted hereunder) either (a) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or (b) with proceeds from the sale or other disposition of an asset which is replaced within 90 days from such sale or other disposition with another asset performing the same or a similar function.
          6.19 Amendments.
          Amend or modify any term or provision of (a) any indenture, agreement or instrument evidencing or governing any Subordinated Obligation or (b) any material provision of any Material Contract, if in any such case such amendment or modification in any respect will or may adversely affect the interest of the Lenders in any material respect.

          6.20 Change in Location of Chief Executive Offices, Jurisdiction of Organization and Assets.
          Relocate the chief executive office, or change the jurisdiction of organization, of Borrower or any of its Subsidiaries without first giving the Administrative Agent thirty (30) days’ prior written notice of any relocation or change. Borrower shall not move, nor shall it permit any Subsidiary to move, any of its respective Property to a jurisdiction other than any one of the jurisdictions identified in Schedule 6.20 without first giving the Administrative Agent ten (10) calendar days prior written notice of any such proposed relocation, other than to the extent that any such Property has been sold pursuant to a sale in the ordinary course of business permitted hereunder.
          6.21 Use of Lender’s Name.
          Use any Lender’s name (or the name of any of any Lender’s Affiliates) in connection with any of their business operations except to identify the existence of the Facility and the names of the Lenders in the ordinary course of Borrower’s business. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any commitment or contract on behalf of any Lender or the Administrative Agent.
          6.22 Change of Fiscal Periods.
          Change its Fiscal Year or any other fiscal period with respect to which it reports financial results hereunder or otherwise.
          6.23 Certain Other Restricted Payments.
          Pay or otherwise incur management, consulting or other similar fees to any Affiliate of Borrower.
          Article 7. INFORMATION AND REPORTING REQUIREMENTS
          7.1 Financial and Business Information.
          So long as any portion of any Advance remains unpaid, or any other Obligation remains unpaid, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower’s sole expense, deliver to the Administrative Agent and the Lenders copies of the following:
          (a) Within thirty (30) days after the end of each calendar month commencing with the calendar month ending June 30, 2006 (other than the calendar months ending each Fiscal Quarter, for which the period shall be forty-five (45) days, and excluding the Fiscal Quarter ending December 31, for which the period shall be sixty (60) days), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such calendar month and the consolidated statements of income, operations and cash flows for such calendar month, and the portion of the Fiscal Year ended with such calendar month, all in reasonable detail. Such financial statements shall be certified by the president or chief financial officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments.
          (b) Within ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2006, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of income, operations, stockholders’ equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions other than qualifications, exceptions or disclaimers relating to internal controls.
          (c) Prior to the commencement of each Fiscal Year, a budget and projection of Borrower and its Subsidiaries by Fiscal Quarter for the four (4) Fiscal Quarters of that Fiscal Year, in reasonable detail;
          (d) Within five (5) Banking Days after distribution to Borrower’s shareholders, copies of all financial statements and reports that Borrower sends to its shareholders generally;
          (e) Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to Borrower by independent accountants in connection with the accounts or books of Borrower, or any of its Subsidiaries, or any audit of any of them;
          (f) Within five (5) Banking Days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which Borrower or any of its Subsidiaries may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 7.1;
          (g) Promptly after request by Lender, copies of any other report or other document that was filed by Borrower with any Governmental Agency;
          (h) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any

(i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;
          (i) Within two (2) Banking Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default (or, in the case of the covenant contained in Section 6.16, will constitute an Event of Default on the date of measurement of such covenant), telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;
          (j) Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries that is $100,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $100,000 or more or any lessor under a lease involving aggregate rent of $100,000 or more has asserted a default thereunder on the part of Borrower or any of its Subsidiaries or, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease with respect to a claim of in excess of $100,000 or which otherwise may reasonably be expected to have a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrower and its Subsidiaries are taking or propose to take with respect thereto;
          (k) Promptly following receipt thereof, copies of any notice or report received by Borrower or any of its Subsidiaries from any Governmental Agency which could reasonably be expected to have a Material Adverse Effect including, without limitation, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Borrower is a member; and
          (l) Such other data and information as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.

          7.2 Compliance Certificates.
          So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, Borrower shall, at Borrower’s sole expense, deliver to the Administrative Agent and the Lenders concurrently with the financial statements required pursuant to (a) Section 7.1(a) for the last calendar month of each Fiscal Quarter and (b) Section 7.1(b), a Compliance Certificate signed by the president or chief financial officer of Borrower.
          7.3 Weekly Cash Flow Forecast.
          So long as any Advance remains unpaid, or any other Obligation remains unpaid, Borrower shall, unless Administrative Agent (with the approval of the Requisite Lenders) otherwise consents, at Borrower’s sole expense, deliver to the Administrative Agent and the Lenders, within ten (10) days after the end of each calendar month commencing with the calendar month ending June 30, 2006, a 13-week cash flow forecast with respect to Borrower and its Subsidiaries on a consolidated basis, in form and substance acceptable to the Administrative Agent in the exercise of its reasonable discretion.
Article 8. CONDITIONS
          8.1 Closing Date Advances.
          The obligation of each Closing Date Lender to make the Advance to be made by it on the Closing Date is subject to the following conditions precedent, each of which shall be satisfied prior to the making of such Advance (unless all of the Closing Date Lenders, in their sole and absolute discretion, shall agree otherwise):
          (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):
          (1) at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Closing Date Lenders and Borrower;
          (2) a Note executed by Borrower in favor of each Closing Date Lender in a principal amount equal to such Lender’s Commitment;
          (3) the Subsidiary Guaranty executed by the Guarantors;
          (4) the Pledge Agreement executed by the Pledgors;

          (5) the Pledged Collateral, together with executed undated stock powers (or the equivalent) relating thereto and any and all Intercompany Notes, endorsed in blank;
          (6) the Security Agreement executed by Borrower and its Subsidiaries;
          (7) such financing statements on Form UCC-1 with respect to the Collateral Documents as the Administrative Agent may request;
          (8) The Deposit Account Control Agreement with respect to the Cash Balance Account executed by Borrower, the “Bank” as therein defined and the Administrative Agent.
          (9) with respect to Borrower and its Subsidiaries, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each such Person, their qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, their authority to execute, deliver and perform the Loan Documents to which it is a Party (if any), the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, articles of organization and amendments thereto, operating agreements and amendments thereto, bylaws and amendments thereto (or updates to such organizational documents, as agreed to by the Administrative Agent), certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions or limited liability company resolutions or other applicable authorization documents, incumbency certificates, Certificates of Responsible Officials, and the like. Without limitation of the foregoing, Borrower shall have taken such action as is necessary and appropriate to establish that the size of its Board of Directors shall not exceed nine (9) members;
          (10) the Opinions of Counsel;
          (11) a Certificate signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 8.1(k) and 8.1(l) have been satisfied;
          (12) Projections of the Borrower and its Subsidiaries (including monthly Net Income and monthly EBITDA projections) for each month from the month after the Closing Date through (and including) December, 2006; and
          (13) such other assurances, certificates, documents, consents or opinions as the Administrative Agent and/or any Closing Date Lender reasonably may require.

          (b) The Stockholders’ Agreement shall have been amended and restated in a manner acceptable to the Administrative Agent and the Closing Date Lenders pursuant to which, among other things (i) Alkhaleej and Rich shall be added as parties thereto, (ii) each of Camden Partners and Rich shall agree that so long as any portion of the Advances is outstanding or Alkhaleej shall beneficially hold not less than 75% of the Series A Warrants issued to it on the Closing Date or 75% of the shares of Borrower’s common stock issued pursuant to exercise of such Warrants, each of Camden Partners and Rich will vote its shares to elect Alwaleed Aldryann as a Preferred Director of Borrower, (iii) each of Camden Partners and Rich shall agree to vote its shares for the remaining directors in accordance with the slate proposed by the Governance Committee of Borrower’s Board of Directors, and (iv) within eighteen (18) months after the Closing Date, Borrower shall cause a new independent member of Borrower’s Board of Directors who is acceptable to the holders of the Series B Stock to have been elected to replace one of Stuart Smith, David Goldfinger, Bill Heller or Richard Osborne.
          (c) Borrower shall have exchanged all of the issued and outstanding shares of Series A Stock for Series B Stock pursuant to the Preferred Stock Exchange Agreement, and each of Camden Partners shall have provided to Borrower a full release of any claims that it may have arising out of the execution, delivery and performance of the Series A Stock Purchase Agreement.
          (d) Each of the Closing Date Lenders shall have received its Pro Rata Share of the Warrants. The parties hereto agree that the aggregate value of the Warrants as of the Closing Date is $25,000.00.
          (e) Alkhaleej shall have received from Borrower an exclusive contingent license, in form and substance acceptable to Alkhaleej, to continue to use Borrower’s name in each geographic location where Alkhaleej is then operating a Borrower franchise, exercisable in the event Borrower shall be dissolved or liquidated.
          (f) Each of the Closing Date Lenders shall have concurrently funded its full Commitment amount.
          (g) The Administrative Agent shall be reasonably satisfied that, upon the filing of the financing statements described in Section 8.1(a)(7) with the appropriate Governmental Agencies, the Administrative Agent (on behalf of the Lenders) will hold a first priority perfected Lien in the Collateral described respectively therein subject only to Permitted Encumbrances and other encumbrances permitted pursuant to Section 6.9.
          (h) The Administrative Agent shall have completed and received all audits, inspections and examinations as deemed necessary in the Administrative Agent’s reasonable opinion with respect to the Collateral, the books and records of Borrower and its Subsidiaries, the financial and business condition and operations of Borrower and its Subsidiaries and the transactions contemplated hereby.
          (i) The corporate structure of Borrower and its Subsidiaries shall be reasonably satisfactory to the Closing Date Lenders.

          (j) The reasonable costs and expenses of the Administrative Agent and the Closing Date Lenders in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.
          (k) The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects.
          (l) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the Advances, no Default or Event of Default shall have occurred and be continuing.
          (m) All legal matters relating to the Loan Documents shall be reasonably satisfactory to Hogan & Hartson LLP, special counsel to the Administrative Agent.
Article 9.
EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT
          9.1 Events of Default.
          The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:
          (a) Borrower fails to pay any principal on any of the Notes, or any portion thereof, on the date when due; or
          (b) Borrower fails to pay any interest on any of the Notes, or any portion thereof, within two (2) Banking Days after the date when due; or fails to pay any other fee or amount payable to any of the Lenders or the Administrative Agent under any Loan Document, or any portion thereof, within two (2) Banking Days after demand therefor; or
          (c) Borrower fails to comply with, or causes or permits any of its Subsidiaries to fail to comply with, any of the covenants contained in Article 6; or
          (d) (i) Borrower fails to comply with Section 7.1(i) in the manner stated therein or (ii) Borrower fails to perform any other reporting requirement set forth in Article 7 within five (5) Banking Days of the date specified for performance therein; or
          (e) Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within twenty (20) Banking Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

          (f) Any representation or warranty of Borrower or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or such other Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or
          (g) to the extent not otherwise addressed in this Section 9.1, Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $100,000 or more, or any guaranty of present or future Indebtedness of $100,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $100,000 or more, or any guaranty of present or future Indebtedness of $100,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any such Subsidiary to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or
          (h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders; or any Collateral Document ceases (other than by action or inaction of the Administrative Agent) to create a valid and effective Lien in any material portion of the Collateral; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or
          (i) A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $100,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Borrower or any of its Subsidiaries and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or
          (j) Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; provided, however, that the institution by or against any Nonmaterial Subsidiary of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property shall not be an Event of Default hereunder if a voluntary filing has been made (or a determination not to contest an involuntary filing has been made) with the approval of the Board of Directors of Borrower; or
          (k) A Change in Control occurs; or
          (l) To the extent not permitted by Section 6.3, the dissolution or liquidation of Borrower or any of its Subsidiaries, or Borrower or any such Subsidiary, any of their partners, members, directors or stockholders, as the case may be, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary; or
          (m) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or
          (n) Any Pension Plan maintained by Borrower is finally determined by the PBGC to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower as of the most-recently ended Fiscal Quarter; or
          (o) Any holder of a Subordinated Obligation asserts in writing that such Subordinated Obligation is not subordinated to the Obligations in accordance with its terms and Borrower does not promptly deny in writing such assertion and contest any attempt by such holder to take action based on such assertion;
          (p) Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right (other than by reason of a Change in Control) to require the issuer thereof, to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation, or a final judgment is entered by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or
          (q) In the good faith judgment of the Administrative Agent, any Material Adverse Event shall have occurred.

          9.2 Remedies Upon Event of Default.
          Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:
          (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):
          (1) all obligations of the Administrative Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate such obligations and rights, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders; and
          (2) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.
          (b) Upon the occurrence of any Event of Default described in Section 9.1(j), the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.
          (c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.
          (d) The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys’ fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders,

and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.
Article 10.
THE ADMINISTRATIVE AGENT
          10.1 Appointment and Authorization.
          Subject to Section 10.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Facility and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.
          10.2 Administrative Agent and Affiliates.
          Each Administrative Agent which is at any time also a Lender hereunder has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” includes such Administrative Agent in its individual capacity. Each Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. The Administrative Agent need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or (subject to Section 11.10) for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
          10.3 Proportionate Interest in any Collateral.
          The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent’s and the Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with Section 9.2(d), each Lender shall have an interest in the Lenders’ interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.
          10.4 Lenders’ Credit Decisions.
          (a) Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.
          (b) Without limitation of the foregoing, each Lender severally represents and warrants to Borrower and the Administrative Agent (i) that such Lender has been furnished with all information that it has requested for the purpose of evaluating its proposed acquisition of the Note and Warrants to be issued to it pursuant hereto, (ii) that it is acquiring such Note and Warrants for its own account for investment and not for distribution in any manner that would violate applicable securities laws, but without prejudice to its rights to dispose of such Note and Warrants or a portion thereof to a transferee or transferees in accordance with such laws and the terms hereof if at some future time such Lender deems it advisable to do so, (iii) that it is an “accredited investor” as such term is defined in Regulation D of the Securities Exchange Commission under the Securities Act of 1933, as amended, and (iv) the such Lender is not subject to ERISA nor are any of the funds used to acquire the Note and Warrants derived from an employee benefit plan subject to ERISA. Each Lender understands that such Note and Warrants are being issued to it in a transaction which is exempt from the registration requirements of the Securities Act of 1933, as amended, and that Borrower is relying upon Lender’s representations and warranties in connection therewith.

          10.5 Action by Administrative Agent.
          (a) The Administrative Agent may assume that no Default has occurred and is continuing, unless the Administrative Agent (or the Lender that is then the Administrative Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.
          (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.
          (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.
          (d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 11.2) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.
          (e) The Administrative Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 11.2), notwithstanding any other provision hereof.
          10.6 Liability of Administrative Agent.
          Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:
          (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;
          (b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower or any other Obligor and/or any of their Affiliates or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;
          (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;
          (d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or any other Obligor of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any Collateral or any Property, books or records of Borrower or any other Obligor;
          (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral;
          (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties; and
          (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any other Obligor or paid or payable to or received or receivable from any Lender under any Loan Document, including principal, interest, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or any other applicable Obligor shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.
          10.7 Indemnification.
          Each Lender shall, ratably in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes, indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender’s Pro Rata Share of any out-of-pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party are required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of the other Obligors. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any of the other Obligors, it shall return the amounts paid to it by the Lenders in respect of such amount.
          10.8 Successor Administrative Agent.
          The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor Administrative Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3 and 11.11, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.

          10.9 No Obligations of Borrower.
          Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower’s obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement. In addition, Borrower may rely on a written statement by the Administrative Agent to the effect that it has obtained the written consent of the Requisite Lenders or all of the Lenders, as applicable under Section 11.2, in connection with a waiver, amendment, consent, approval or other action by the Lenders hereunder, and shall have no obligation to verify or confirm the same.
Article 11.
MISCELLANEOUS
          11.1 Cumulative Remedies; No Waiver.
          The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Borrowing without prejudicing the Administrative Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Borrowing.
          11.2 Amendments; Consents.
          No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a Party, signed by Borrower, and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given;

and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:
          (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Facility or the Pro Rata Share of the Facility of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender (in its capacity as a Lender) under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee;
          (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Facility;
          (c) To amend the provisions of the definition of “Requisite Lenders” or “Maturity Date”;
          (d) To release any Guarantor from its Guaranty or to release any Collateral from the Lien of the Collateral Documents with a book value (as determined in accordance with GAAP) in excess of $50,000 except if such release of Collateral occurs in connection with a Disposition of assets permitted under Section 6.4 or other action permitted under the Loan Documents, in which case such release shall not require the consent of any of the Lenders; or
          (e) To amend or waive Article 8 or this Section 11.2; or
          (f) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.
Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.
          11.3 Costs, Expenses and Taxes.
          Borrower shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Closing Date Lenders in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and any amendment thereto or waiver thereof; provided, however, that the fees and expenses of legal counsel to the Administrative Agent and the Closing Date Lenders in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents executed on or before the Closing Date shall be payable on the Closing Date and the amount of such legal fees shall not exceed $200,000. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Lenders in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of any Borrower, any other Obligor or any Subsidiary thereof Borrower shall pay any and all documentary and other taxes, excluding (i) taxes imposed on or measured in whole or in part by a Lender’s overall net income imposed on it by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business”, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in Section 11.11 the Administrative Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Obligor (or any Subsidiary thereof) to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate.
          11.4 Nature of Lenders’ Obligations.
          The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower, any other Obligor or any Affiliate of any Obligor. A default by any Lender will not increase the Commitment of any other Lender or the Pro Rata Share of the Facility attributable to any other Lender. Any Lender not in default may, if it desires, assume (in such proportion as the nondefaulting Lenders agree) the obligations of any Lender in default, but no Lender is obligated to do so.
          11.5 Survival of Representations and Warranties.
          All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Advances hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and Lenders, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.
          11.6 Notices.
          Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.
          11.7 Execution of Loan Documents.
          Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.
          11.8 Binding Effect; Assignment.
          (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.
          (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including all or a portion of the Advances owing to it and the Note held by it); provided that, subject to subsection (f) below, (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Administrative Agent and Borrower (neither of which approvals shall be unreasonably withheld or delayed); provided, however, that any such assignment by Camden Partners (or either of them) to any Person which is not an Affiliate of the transferor shall require the approval of Borrower, which may be given or withheld in Borrower’s sole discretion, (ii) such assignment shall be evidenced by an Assignment and Acceptance, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining rights and obligations of the assigning Lender under this Agreement, the assignment shall not assign a portion of such Advances owing to such assigning Lender that is equivalent to less than $3,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Assignment and Acceptance. Upon the effective date of such Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Advances therein set forth and, to the extent of such Advances, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of such Lender’s Notes) to such assignee Lender, Notes evidencing that assignee Lender’s Advances, and to the assigning Lender, Notes evidencing the remaining balance of the Advances retained by the assigning Lender.
          (c) By executing and delivering an Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the rights and obligations hereunder being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Shares of the Facility listed therein for all purposes hereof, and no assignment or transfer of any Lender’s rights and obligations hereunder shall be effective, in each case unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Shares of the Facility shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Shares of the Facility.
          (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in or to all or a portion of its rights and/or obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Section 11.11 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of the Lender granting such participation absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Facility as it then exists and shall not restrict an increase in the Facility, or in the granting Lender’s rights and obligations hereunder, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend any Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, or (D) release any Guarantor from its Guaranty.
          (f) Borrower agrees that upon the occurrence and during the continuance of any Event of Default, each Lender shall be entitled to assign its rights hereunder and under the Loan Documents, or grant participation interests in its rights under this Agreement and the Loan Documents, to any Person, in whole or in any part thereof, notwithstanding any provisions contained herein (including those set forth in subsection (b) above) or in any other Loan Document to the contrary, except that, other than (i) assignments by a Lender to an Affiliate of such Lender or to another Lender or (ii) pledges described in the last sentence of subsection (a) above, no assignment shall be made without the approval of the Administrative Agent.
          11.9 Right of Setoff.
          If an Event of Default has occurred and is continuing and the Requisite Lenders have declared all or any part of the unpaid principal balance of the Notes to be forthwith due and payable (for purposes hereof, an “Acceleration”), the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the UCC and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations. Without limitation of the foregoing, the parties hereto agree (and, by their execution of the Subsidiary Guaranty, each of the Guarantors does also acknowledge and agree) that following an Acceleration and during the continuance thereof Alkhaleej shall have the right to offset any or all franchise payments of any and all types owed by it to any Obligor against delinquent Obligations owed to it by such Obligor.
          11.10 Sharing of Setoffs.
          (a) Except as otherwise specifically provided in Section 11.10(b), each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an

Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.
          (b) Notwithstanding the provisions of Section 11.10(a) above, the parties hereto do acknowledge and agree that Alkhaleej shall have no obligation to share with any other Lender any amount received or deemed to have been received by it in connection with the exercise of its right to offset franchise payments owed by it to any Obligor against delinquent Obligations owed to it by such Obligor as further described in Section 11.9 above. The amount of any such offset shall reduce dollar-for-dollar the outstanding amount of the Advances owed to Alkhaleej.
          11.11 Indemnity by Borrower.
          Borrower agrees to indemnify, save and hold harmless the Administrative Agent and each Lender and their respective directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of “Taxes” in Section 3.6(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, any other Obligor, any Affiliate of any Obligor or any partner, officer, director, stockholder, or other equity interest holder of any Obligor relating to the Facility, the use or contemplated use of proceeds of any Borrowing, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, reasonable costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any liability, loss, cost or expense caused by its own gross negligence or willful misconduct or for any liability, loss, cost or expense asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees, provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Borrowings and the payment and performance of all other Obligations owed to the Lenders.
          11.12 Nonliability of the Lenders.
          Borrower acknowledges and agrees that:
          (a) Any inspections of any Property of Borrower or any other Obligor made by or through the Administrative Agent or the Lenders are for purposes of administration of the Facility only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);
          (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;
          (c) The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower, any other Obligor or any of their respective Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, any other Obligor or any of their respective Affiliates, or to owe any fiduciary duty to Borrower, any other Obligor or any of their respective Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower, any other Obligor or any of their respective Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower, any other Obligor or any of their respective Affiliates of any matter in connection with their Property or the operations of Borrower, any other Obligor or any of their respective Affiliates; Borrower, the other Obligors and their respective Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the

Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and
          (d) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower, any other Obligor and/or any of their respective Affiliates and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.
          11.13 No Third Parties Benefited.
          This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Facility, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, and the Administrative Agent’s and the Lenders’ successors and assigns. Except as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.
          11.14 Confidentiality.
          Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders or Affiliates of a Lender; (b) to legal counsel and accountants for Borrower, any other Obligor or any Lender; (c) to other professional advisors to Borrower or any other Obligor or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14; (d) to regulatory officials having jurisdiction over that Lender; (e) as required by Law or legal process, provided that each Lender agrees to notify Borrower of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and Borrower or any other Obligor are adverse parties; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Note(s), provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14. For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower or any other Obligor reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower or such other Obligor to any Person not associated with Borrower or such other Obligor which does not owe a professional duty of confidentiality to Borrower or such other Obligor or which has not executed an appropriate confidentiality agreement with Borrower or such other Obligor. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower or any other Obligor.

          11.15 Further Assurances.
          Borrower shall, at its expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.
          11.16 Integration.
          This Agreement, together with the other Loan Documents and the Preferred Stock Exchange Agreement, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document or the Preferred Stock Exchange Agreement, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document or in the Preferred Stock Exchange Agreement shall not be deemed a conflict with this Agreement. Each Loan Document and the Preferred Stock Exchange Agreement was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
          11.17 Governing Law.
          EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF CALIFORNIA, OR, AT THE SOLE OPTION OF THE ADMINISTRATIVE AGENT OR ANY LENDER, IN ANY OTHER COURT IN WHICH THE ADMINISTRATIVE AGENT AND/OR ANY LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY SUCH COURT. FURTHERMORE, THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.17.

          11.18 Severability of Provisions.
          Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
          11.19 Headings.
          Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
          11.20 Time of the Essence.
          Time is of the essence of the Loan Documents.
          11.21 [Intentionally Omitted].
          11.22 Hazardous Material Indemnity.
          Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (a) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (b) any activity carried on or undertaken on or off any Real Property by Borrower, any other Obligor or any of their predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower, any other Obligor or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower, any other Obligor or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on, in, under or about any Real Property, the presence of which is caused by the Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this

Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and the repayment of all Advances and the payment and performance of all other Obligations owed to the Lenders.
          11.23 Waiver of Right to Trial by Jury.
          EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          11.24 Purported Oral Amendments.
          BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
          11.25 Specially Designated Nationals and Blocked Persons.
          Each party to this Agreement specifically represents and warrants to the other parties hereto that neither it nor any of its Affiliates (a) is a Person designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person; or (c) is owned or controlled, in whole or in part, by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN Lists or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into this Agreement would be prohibited under U.S. law. The SDN List is maintained by the U.S. Treasury Department’s Office of

Foreign Assets Control (OFAC) and is available at: http://www.ustreas.gov/offices/enforcement/ofac/sdn/.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEW HORIZONS WORLDWIDE, INC., a Delaware corporation

By:	/s/ Thomas J. Bresnan Thomas J. Bresnan, President

Address for notices:

New Horizons Worldwide, Inc.
1900 S. State College Blvd. Suite 200
Anaheim, California 92806
Attn: Charles M. Caporale, Senior Vice President
and Chief Financial Officer

Telecopier: (714) 940-8370
Telephone: (714) 940-8060

With a copy to:

Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114
Attn: Thomas A. Cicarella, Esq.

Telecopier: (216) 241-0816
Telephone: (216) 622-8378

CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent

By:	/s/ David L. Warnock David L. Warnock, Managing Member

Address for notices and payments:

500 East Pratt Street
Suite 1200
Baltimore, Maryland 21202
Attn: David L. Warnock

Telecopier: (410) 878-6850
Telephone: (410) 878-6800

With a copy to:

Donald Hughes
Camden Partners
500 East Pratt Street
Suite 1200
Baltimore, Maryland 21202

Telecopier: (410) 878-6850
Telephone: (410) 878-6800

And with a copy to:

Hogan & Hartson LLP
111 South Calvert Street
Suite 1600
Baltimore, Maryland 21202 44114
Attn: Thene Martin, Esq.

Telecopier: (410) 539-6981
Telephone: (216) 659-2755

CAMDEN PARTNERS STRATEGIC FUND III, L.P., as a Lender
By: CAMDEN PARTNERS STRATEGIC III, LLC, its General Partner

By:	/s/ David L. Warnock David L. Warnock, Managing Member

Address for notices and payments:

500 East Pratt Street
Suite 1200
Baltimore, Maryland 21202
Attn: David L. Warnock

Telecopier: (410) 878-6850 Telephone: (410) 878-6800

With a copy to:

Donald Hughes
Camden Partners
500 East Pratt Street
Suite 1200
Baltimore, Maryland 21202

Telecopier: (410) 878-6850 Telephone: (410) 878-6800

And with a copy to:

Hogan & Hartson LLP
111 South Calvert Street
Suite 1600
Baltimore, Maryland 21202 44114
Attn: Thene Martin, Esq.

Telecopier: (410) 539-6981 Telephone: (216) 659-2755

CAMDEN PARTNERS STRATEGIC FUND III-A, L.P., as a Lender
By: CAMDEN PARTNERS STRATEGIC III, LLC, its General Partner

By:	/s/ David L. Warnock David L. Warnock, Managing Member

Address for notices and payments:

500 East Pratt Street
Suite 1200
Baltimore, Maryland 21202
Attn: David L. Warnock

Telecopier: (410) 878-6850 Telephone: (410) 878-6800

With a copy to:

Donald Hughes
Camden Partners
500 East Pratt Street
Suite 1200
Baltimore, Maryland 21202

Telecopier: (410) 878-6850 Telephone: (410) 878-6800

And with a copy to:

Hogan & Hartson LLP
111 South Calvert Street
Suite 1600
Baltimore, Maryland 21202 44114
Attn: Thene Martin, Esq.

Telecopier: (410) 539-6981 Telephone: (216) 659-2755

ALKHALEEJ TRAINING AND EDUCATION CORPORATION, as a Lender

By:	/s/ Alwaleed Aldryann Alwaleed Aldryann,
[Printed Name and Title]

Address for notices and payments:

Alkhaleej Training and Education Corporation
P.O. Box 295300
Riyadh 11351
Kingdom of Saudi Arabia
Attn: Alwaleed Aldryann

Telecopier: 9661-4656030

And with a copy to:

Fulbright & Jaworski L.L.P.
555 S. Flower Street, 41st Floor
Los Angeles, CA 90071
Attn: Tim C. Bruinsma
Telecopier: (213) 892-9494
Telephone: (213) 892-9333

GEORGE S. RICH, as a Lender

George S. Rich

Address for notices and payments:

904 S Broadway
Baltimore , Maryland 21231
Attn: George S. Rich
Telecopier: (410) 534 8044
Telephone: (410) 804 5574

And with a copy to:

Gebhardt & Smith LLP
The World Trade Center, 9th Floor
401 East Pratt Street
Baltimore, Maryland 21202
Attn: Brian M. Sheahan
Telecopier: (410) 385-5119
Telephone: 410) 385-5075

EXHIBIT A
ASSIGNMENT AND ACCEPTANCE
          THIS ASSIGNMENT AND ACCEPTANCE (“Agreement”) dated as of ___, ___is made with reference to that certain Credit Agreement dated as of [___], 2006 (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among NEW HORIZONS WORLDWIDE, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent for the Lenders, and is entered into between the “Assignor” described below, in its capacity as a Lender under the Credit Agreement, and the “Assignee” described below.
          Assignor and Assignee hereby represent, warrant and agree as follows:
          1. Definitions. Capitalized terms defined in the Credit Agreement are used herein with the meanings set forth for such terms in the Credit Agreement. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:
          “Assignee” means ___.
          “Aggregate Advances” means the aggregate amount of Lenders’ Advances under the Credit Agreement as of the date hereof.
          “Assigned Share” means ___% of the Aggregate Advances of the Lenders under the Credit Agreement which equals [$___].
          “Assignor” means ___.
          “Effective Date” means ___, the effective date of this Agreement determined in accordance with Section 11.8 of the Credit Agreement.
          2. Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee as follows:
               a. As of the date hereof, the Pro Rata Share of the Assignor of the Facility is ___% (without giving effect to assignments thereof which have not yet become effective). The Assignor is the legal and beneficial owner of the Assigned Pro Rata Share and the Assigned Pro Rata Share is free and clear of any adverse claim.
               b. As of the date hereof, the outstanding principal balance of Advances made by the Assignor under the Assignor’s Note is [$___].
               c. The Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith.

               d. This Agreement constitutes the legal, valid and binding obligation of the Assignor.
The Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations, and the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, or sufficiency of the Credit Agreement or any other Loan Document other than as expressly set forth above.
          3. Representations and Warranties of the Assignee. The Assignee hereby represents and warrants to the Assignor as follows:
          (a) The Assignee has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, and any and all other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement, and no governmental authorizations or other authorizations are required in connection therewith;
          (b) This Agreement constitutes the legal, valid and binding obligation of the Assignee;
          (c) The Assignee has independently and without reliance upon the Administrative Agent or Assignor and based on such documents and information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Assignee will, independently and without reliance upon the Administrative Agent or any Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement;
          (d) The Assignee has received copies of such of the Loan Documents delivered pursuant to Section 8.1 of the Credit Agreement as it has requested, together with copies of the most recent financial statements delivered pursuant to Section 7.1 of the Credit Agreement;
          (e) The Assignee will perform in accordance with their respective terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and
          (f) The Assignee is an Eligible Assignee.
          4. Assignment. On the terms set forth herein, the Assignor, as of the Effective Date, hereby irrevocably sells, assigns and transfers to the Assignee all of the rights and obligations of the Assignor under the Credit Agreement, the other Loan Documents and the Assignor’s Note to the extent of the Assigned Share, and the Assignee irrevocably accepts such assignment of rights and assumes such obligations from the Assignor on such terms and effective as of the Effective Date. As of the Effective Date, the Assignee shall have the rights and obligations of a “Lender” under the Loan Documents, except to the extent of any arrangements with respect to payments referred to in Section 5 hereof. Assignee hereby appoints and authorizes the Administrative Agent, to take such action and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the Credit Agreement.
          5. Payment. On the Effective Date, the Assignee shall pay to the Assignor, in immediately available funds, an amount equal to the purchase price of the Assigned Share, as agreed between the Assignor and the Assignee pursuant to a letter agreement of even date herewith. Such letter agreement also sets forth the agreement between the Assignor and the Assignee with respect to the amount of interest, fees, and other payments with respect to the Assigned Share which are to be retained by the Assignor. Assignee shall also pay to the Administrative Agent, as a condition to the effectiveness of this Agreement, an assignment fee of $3,500 in accordance with Section 11.8(d) of the Credit Agreement.
          The Assignor and the Assignee hereby agree that if either receives any payment of interest, principal, fees or any other amount under the Credit Agreement, its respective Note or any other Loan Documents which is for the account of the other, it shall hold the same in trust for such party to the extent of such party’s interest therein and shall promptly pay the same to such party.
          6. Principal, Interest, Fees, etc. Any principal that would be payable and any interest, fees and other amounts that would accrue from and after the Effective Date to or for the account of the Assignor pursuant to the Credit Agreement and its Note shall be payable to or for the account of the Assignor and the Assignee, in accordance with their respective interests as adjusted pursuant to this Agreement.
          7. Notes. The Assignor and the Assignee shall make appropriate arrangements with the Borrower concurrently with the execution and delivery hereof so that a replacement Note is issued to the Assignor and a new Note, is issued to the Assignee in principal amounts reflecting their Pro Rata Shares of the Facility and their outstanding Advances under the Facility (as adjusted pursuant to this Agreement).
          8. Further Assurances. Concurrently with the execution of this Agreement, the Assignor shall execute two counterpart original Requests for Registration, in the form of Exhibit A to this Agreement, to be forwarded to the Administrative Agent. The Assignor and the Assignee further agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, and the Assignor specifically agrees to cause the delivery of (i) two original counterparts of this Agreement and (ii) the Request for Registration, to the Administrative Agent for the purpose of registration of the Assignee as a “Lender” pursuant to Section 11.8 of the Credit Agreement.
          9. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA. FOR ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT, THE ASSIGNEE HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA.

          10. Notices. All communications among the parties or notices in connection herewith shall be in writing, hand delivered or sent by U.S. registered mail, postage prepaid, or by telecopy, addressed to the appropriate party at its address set forth on the signature pages hereof All such communications and notices shall be effective upon receipt.
          11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that the Assignee shall not assign its rights or obligations without the prior written consent of the Assignor and any purported assignment, absent such consent, shall be void. Nothing contained in this Section shall restrict the assignment by Assignee of its rights under the Loan Documents following the Effective Date.
          12. Interpretation. The headings of the various sections hereof are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officials, officers or agents thereunto duly authorized as of the date first above written.

“Assignor”

By:

[Printed Name and Title]

Address:

Telephone:

Telecopier:

“Assignee”

By:

[Printed Name and Title]

Address:

Telephone:

Telecopier:

Exhibit A to Assignment and Acceptance
REQUEST FOR REGISTRATION
To: CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent, and the Borrower (described below).
          THIS REQUEST FOR REGISTRATION is made as of the date of the enclosed Assignment and Acceptance with reference to that certain Credit Agreement, dated as of [___], 2006, by and among NEW HORIZONS WORLDWIDE, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent for the Lenders (as amended as of the date hereof, the “Credit Agreement”).
          The Assignor and Assignee described below hereby request that Administrative Agent register the Assignee as a Lender pursuant to Section 11.8 of the Credit Agreement effective as of the Effective Date described in the Assignment and Acceptance. Assignee hereby confirms the representations and warranties made in Section 3 of the Assignment and Acceptance for the benefit of Administrative Agent and the Borrower. Concurrently herewith a similar portion of the interests of Assignor under the other Loan Documents is being assigned to Assignee.
          Enclosed with this Request are two counterpart originals of the Assignment and Acceptance as well as the original Note of Borrower in favor of the Assignor in the principal amount of $___. The Assignor and Assignee hereby jointly request that Administrative Agent cause Borrower to issue a replacement Note, dated as of the Effective Date, pursuant to Section 11.8 of the Credit Agreement in favor of Assignor in the principal amount of the remainder of its Pro Rata Share of the Facility and a Note in favor of the Assignee in the amount of the Assigned Share, dated as of the Effective Date, substantially in the form of Exhibit C to the Credit Agreement.
          IN WITNESS WHEREOF, the Assignor and Assignee have executed this Request for Registration by their duly authorized officers as of this day of

“Assignor”	“Assignee”

By:		By:

	[Printed Name and Title]		[Printed Name and Title]

CONSENT OF ADMINISTRATIVE AGENT AND BORROWER
[When Required Pursuant to Credit Agreement]
TO: The Assignor and Assignee referred to in the Request for Registration to which this Consent is attached
          When countersigned by Administrative Agent and (when applicable) Borrower below, this document shall certify that:
          [x]      [CHECK HERE IF BORROWER’S SIGNATURE IS REQUIRED PURSUANT TO SECTION 11.8(b)(i) OF THE CREDIT AGREEMENT:]
          1.     Borrower has consented, pursuant to the terms of the Loan Documents, to the assignment by the Assignor to the Assignee of the Assigned Share.
          2.     Administrative Agent has registered the Assignee as a Lender under the Credit Agreement, effective as of the Effective Date described above, with a Pro Rata Share of the Facility corresponding to the Assigned Share and has adjusted the registered Pro Rata Share of the Facility of the Assignor to reflect the assignment of the Assigned Share.

Approved: NEW HORIZONS WORLDWIDE, INC., a Delaware corporation
By:
Name:
Title:

CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent
By:
David L. Warnock
Managing Member

EXHIBIT B
COMPLIANCE CERTIFICATE
TO:   CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent
          Reference is made to the Credit Agreement dated as of [                               ], 2006, entered into by and among NEW HORIZONS WORLDWIDE, INC., a Delaware corporation (“Borrower”), the lenders party thereto from time to time, and CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent (the “Agent”)(as amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate (“Certificate”) shall have the meanings defined for them in the Credit Agreement. Section references herein relate to the Credit Agreement unless stated otherwise.
COMPLIANCE WITH FINANCIAL COVENANTS
          This Certificate is delivered in accordance with Section 7.2 of the Credit Agreement by the president or chief financial officer of Borrower. This certificate relates to the financial statements of Borrower and its Subsidiaries delivered concurrently herewith for the fiscal period ended ___, ___(the “Determination Date”). Computations indicating compliance with respect to the covenants specified in Sections 6.4, 6.7(d), 6.16 and 6.18 of the Credit Agreement are as follows. All calculations are as determined in accordance with GAAP, consistently applied.
     A.     6.4; Dispositions. As of the Determination Date, the aggregate amount of Dispositions of Property made by Borrower and its Subsidiaries during the Fiscal Year (or portion thereof) ending on the Determination Date (exclusive of Dispositions of Company owned Locations) was $___.

Maximum Permitted:	$500,000
     B.      6.5, Other Indebtedness. As of the Determination Date, Indebtedness secured by Permitted Purchase Money Liens and/or Indebtedness incurred with respect to Capital Lease Obligations (as determined by GAAP) was $___.

Maximum Permitted	$250,000
     C.      6.7(d); Loans, Advances, Investments, Acquisitions. As of the Determination Date, the aggregate outstanding amount of Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes was $___.

Maximum Permitted:	$500,000
     As of the Determination Date, the aggregate outstanding amount of Investments in Foreign Subsidiaries was $___.

Maximum Permitted:	$200,000
     D.      6.16; Minimum Quarterly Adjusted EBITDA. As of the last day of the Fiscal Quarter ending on the Determination Date, Adjusted EBITDA for [the Fiscal Quarter] [the two Fiscal Quarters] then ended was $___

Minimum Permitted[1]

1.	Adjusted EBITDA Calculation for the Fiscal Quarter ending on the Determination Date:
	(a) EBITDA (item 2 below) for such fiscal period	$

plus (b) to the extent deducted in determining Net
Income for such fiscal period, non-cash charges of Borrower
and its Subsidiaries during such fiscal period relating to
Borrower's and its Subsidiaries' compliance with Financial
	Accounting Standards Board Statement No. 142	$

plus (c) to the extent deducted in determining Net
Income for such fiscal period, non-cash charges recorded
against earnings in Borrower's and its Subsidiaries'
financial statements for such fiscal period with respect to
the write-down of leasehold estates as a result of the
	sublease of such leasehold estates	$

	plus (d) non-cash charges associated with stock options	$

	equals Adjusted EBITDA [(a)+(b)+(c)+(d)]	$

2.	EBITDA Calculation for the Fiscal Quarter ending on the Determination Date:

	(a) Net Income for such fiscal period	$

	plus (b) any extraordinary or non-operating loss reflected in such Net Income	$

	minus (c) any extraordinary or non-operating gain reflected in such Net Income	$

	plus (d) Interest Expense of Borrower and its Subsidiaries for that fiscal period	$

[1] Insert applicable requirement per Section 6.16

plus (e) the aggregate income tax expense of
Borrower and its Subsidiaries for that fiscal period
(whether or not payable during that fiscal period)	$

plus (f) depreciation and amortization expense of
Borrower and its Subsidiaries for that fiscal period	$

plus (g) all other non-cash extraordinary expenses
of Borrower and its Subsidiaries for that fiscal
period[2]	$

equals EBITDA [(a)+(b)-(c)+(d)+(e)+(f)+(g)]	$
     E.      6.18; Capital Expenditures. The aggregate amount of investments made by Borrower and its Subsidiaries in fixed assets during the Fiscal Year (or portion thereof) ending on the Determination Date was $___.3

Maximum Permitted:	$1,000,000
PERFORMANCE OF OBLIGATIONS
          A review of the activities of Borrower and its Subsidiaries during the fiscal period covered by the attached financial statements has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower and its Subsidiaries performed and observed all of their Obligations under the Loan Documents. Except as described in an attached document (which includes the response thereto which Borrower and its Subsidiaries have taken or propose to take) or in an earlier Compliance Certificate, to the best knowledge of the undersigned, after the exercise of reasonable due diligence, as of the date of this Certificate no Default or Event of Default has occurred and is continuing.
BOOKS AND RECORDS
          The undersigned certifies, on behalf of Borrower, that the calculations made and the information contained herein are derived from the books and records of Borrower and its Subsidiaries, as applicable, and that each and every matter contained herein correctly reflects those books and records.

[2] Items (d), (e), (f) and (g) should be added only to the extent reflected in the determination of Net Income for that fiscal period.

[3] The following shall be excluded for purposes of compliance with Section 6.18: expenditures which are made in connection with the replacement or restoration of assets to the extent financed (to the extent such financing is permitted under the Credit Agreement) either (a) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or (b) with proceeds from the sale or other disposition of an asset which is replaced within 90 days from such sale or other disposition with another asset performing the same or a similar function.

NO ADVERSE MATERIAL CHANGE
          To the best knowledge of the undersigned, after the exercise of reasonable due diligence, except as described in an attached document or in an earlier Compliance Certificate, no Material Adverse Event has occurred since the date of the most recent Compliance Certificate delivered to the Agent.

Date:	,

By:
Name:
Title:

EXHIBIT C
NOTE
(Secured)

$[___]	July [___], 2006
          FOR VALUE RECEIVED, the undersigned, NEW HORIZONS WORLDWIDE, INC., a Delaware corporation (“Borrower”), promises to pay to the order of [      ] (the “Lender”), the principal amount of [      ] DOLLARS ($[___]), payable as hereinafter set forth. Borrower promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereof until the date of payment in full, payable as hereinafter set forth.
          Reference is made to the Credit Agreement dated as of July [___], 2006, by and among Borrower, the Lenders that are parties thereto, and Camden Partners Strategic III, LLC, as Administrative Agent for the Lenders (as the same may be amended, renewed, extended or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings given those terms in the Credit Agreement. This is one of the Notes referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified or amended. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.
          The principal indebtedness evidenced by this Note shall be paid and payable as provided in the Credit Agreement and in any event on the Maturity Date.
          Interest shall be payable on the outstanding daily unpaid principal amount of each Advance hereunder from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement, both before and after default and before and after maturity and judgment, with interest on overdue principal and interest to bear interest at the rate set forth in Section 3.3 of the Credit Agreement, to the fullest extent permitted by applicable Law.
          The amount of each payment hereunder shall be made to the Lender at the Lender’s Office in immediately available funds not later than 11:00 a.m. California time on the day of payment (which must be a Banking Day). All payments received after 11:00 a.m. California time on any particular Banking Day shall be deemed received on the next succeeding Banking Day. All payments shall be made in lawful money of the United States of America.
          The Lender shall use its best efforts to keep a record of payments received by it with respect to this Note, and such record shall be presumptive evidence of the principal amount owing under this Note.
          Borrower hereby promises to pay all costs and expenses of any holder hereof incurred in collecting Borrower’s obligations hereunder or in enforcing or attempting to enforce any of such holder’s rights hereunder, including reasonable attorneys’ fees and disbursements (including allocated costs of legal counsel employed by the Administrative Agent or the holder), whether or not an action is filed in connection therewith.
          Borrower hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable Laws.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

NEW HORIZONS WORLDWIDE, INC. a Delaware corporation
By:
Name:
Title:

EXHIBIT D
[Series B Certificate of Designation]

EXHIBIT E-1
[Form of Series A Warrant]

EXHIBIT E-2
[Form of Series B Warrant]